EXHIBIT 21

Subsidiaries of InfoSonics Corporation

•   InfoSonics Latin America, Inc. (CA Corporation)

•   InfoSonics de Mexico S.A. de C.V. (Mexico Corporation)

•   InfoSonics de Guatemala S.A. (Guatemala Corporation)

•   InfoSonics El Salvador S.A. de C.V. (El Salvador Corporation)

•   InfoSonics S.A. (Uruguay Corporation)

•   Axcess Mobile, LLC (CA Limited Liability Corporation)

•   InfoSonics Corporation Chile y Compania Limitada (Chile Corporation)

•   InfoSonics Colombia S.A. (Colombia Corporation)